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                       PALOMAR MEDICAL TECHNOLOGIES, INC.
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                (Name Of Registrant As Specified In Its Charter)

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                   (Name Of Person(s) Filing Proxy Statement)

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
                      [PALOMAR MEDICAL TECHNOLOGIES, INC.]

                            REJECT THE MONTEREY GROUP

                                                                    June 4, 1999

DEAR FELLOW SHAREHOLDER:

         As expected, a small group of dissidents calling themselves "The Monterey Stockholders Group LLC" has now filed preliminary proxy materials in an attempt to take control of your Company at the June 23 annual meeting. After carefully reviewing the Monterey group's filing, your Board has reached the unanimous conclusion: THE MONTEREY GROUP IS PROPOSING UNTRIED AND INEXPERIENCED CANDIDATES TO PURSUE AN ILL-CONCEIVED AND SHORT-SIGHTED "PLAN" FOR YOUR COMPANY WHICH WOULD BE DISASTROUS TO PALOMAR AND YOUR INVESTMENT IN IT. In your own best interests, we urge you to reject the Monterey group. Do NOT sign ANY blue proxy card you may receive from Monterey. Please sign, date and mail only the WHITE management proxy enclosed with this letter.

                        WHO ARE THE DISSIDENT CANDIDATES?

MARK SMITH appears to be the leader of the dissident effort, since he is the only candidate who owns any shares of Palomar. Mr. Smith, 45, discloses a professional career of less than eight years, most of which was spent as
"Manager of Business Development" at a privately-owned generic drug manufacturer. Mr. Smith has never served on the Board of a publicly-held company, and has no experience in your Company's industry.

GEORGE MURPHY, a classmate of Mr. Smith, is a self-employed venture capitalist whose primary business experience appears to be in the formation of private companies dealing with animal cross-breeding. Mr. Murphy has never served as a director of a publicly-held company and owns zero shares of Palomar.

JAY DELAHANTY, another self-employed venture capitalist, heads a money management firm with a grand total of about $7 million under management, including some of the Monterey group's funds. Like his fellow candidates, Mr. Delahanty has never served on the board of a publicly-held company and has no experience in your Company's industry. Mr. Delahanty owns zero shares of Palomar.

MICHEL MARKS is a self-described "private investor, teacher and consultant." Mr. Marks discloses that he is president of a privately held firm which provides consulting services in "corporate strategy and therapy." Mr. Marks has never served on the board of any publicly-held company, he has no experience in your Company's industry and he does not own a single share of Palomar stock.

         The Monterey group wants you to believe that its candidates will bring "seasoned expertise" to your Company. We disagree. Please compare the experience and personal commitment of the Monterey group's candidates with that of your Board's nominees. You decide to whom you should entrust the future of your investment in Palomar.


                              YOUR BOARD'S NOMINEES

LOUIS P. VALENTE has been Chairman of Palomar's Board of Directors since September 15, 1997. Before joining Palomar, Mr. Valente spent 28 years at EG & G, a Fortune 200 company, concluding as senior vice president and presiding over mergers and acquisitions. Mr. Valente serves as a director of MKS Instruments, Inc. and Micrion Corporation, both publicly-held corporations.

NICHOLAS P. ECONOMOU is Chairman, President and Chief Executive Officer of Micrion Corporation, a NASDAQ-listed semiconductor equipment company. Prior to his employment at Micrion, Dr. Economou managed the development of advanced semiconductor technology at M.I.T.'s Lincoln Laboratory. Dr. Economou's knowledge of laser physics has been instrumental in shaping Palomar's new products strategy.

JAMES G. MARTIN is Vice President for research at the Carolinas Medical Center and a former governor of North Carolina. Dr. Martin brings the steady experience gained from serving on the Boards of Directors of three public companies, Duke Energy Company, Family Dollar, Inc. and Applied Analytical Industries, Inc., and a Ph.D. in chemistry from Princeton University.

A. NEIL PAPPALARDO is founder and Chief Executive Officer of Meditech, a provider of software systems to hospitals in the U.S. and abroad, with over 2,000 employees. Mr. Pappalardo also serves on M.I.T.'s executive committee. Mr. Pappalardo demonstrated his confidence in Palomar's future by personally guaranteeing a $10 million loan to the Company. Mr. Pappalardo's commitment to your Company ensured the completion of Palomar's recent restructuring.

         When the current management nominees joined Palomar's Board in 1997, your Company had sustained losses totaling $85 million. In just two short years, your Board reversed the losses and directed your Company to three straight profitable quarters. DON'T RISK THE RECENT SUCCESS AT PALOMAR ON AN UNTRIED OPPOSITION GROUP. SUPPORT YOUR BOARD'S NOMINEES BY SIGNING, DATING AND MAILING THE ENCLOSED WHITE PROXY AT YOUR EARLIEST CONVENIENCE.

                   THE MONTEREY GROUP'S "NON-PLAN" FOR PALOMAR

         In its attempt to get your vote, the Monterey group proposes a so-called "plan" for enhancing stockholder value, promising that its candidates will take "actions to redirect the Company's business towards profitability." However, after studying the elements of their "plan," we are convinced that the Monterey group has no knowledge of your Company's industry, and that the only "actions" contemplated by the Monterey group would reverse the progress made by the current Board and cripple your Compan s future. Here are the major elements of the Monterey group's "plan":

   - COMMENCE A REVIEW OF OPERATIONS WITH THE ASSISTANCE OF AN "EXPERT CONSULTANT WITH EXPERIENCE IN THE LASER INDUSTRY." To us, this is an admission of the Monterey group's complete lack of knowledge of your Company and its business. If the Monterey group says its candidates will bring "seasoned expertise" to the Palomar Board, why would they need an "expert consultant" to assist them with a review of the Company's operations? Who would the expert be and how much would he be paid? WHAT WOULD HAPPEN TO YOUR COMPANY'S OPERATIONS WHILE THE MONTEREY DIRECTORS LEARNED THE BUSINESS?

   - UNDERTAKE A REVIEW OF THE COMPANY'S OVERHEAD EXPENSES. The Monterey group says that "based upon publicly available information," the Company's costs and administrative overhead can be trimmed, but they fail to cite one single specific area where this could be accomplished. Your Board and management are constantly seeking ways to lower your Company's expenses. IN FACT, IN THE MOST RECENT FISCAL QUARTER, GENERAL AND ADMINISTRATIVE EXPENSES WERE REDUCED BY 11%.

   - COMMENCE AN AGGRESSIVE SHARE REPURCHASE PROGRAM. In our opinion, along with gaining control of Palomar's cash, this is the real motive behind the Monterey group's attempt at control, and by far, the most potentially damaging element of their plan. First of all, you should know that your Board has already authorized up to $5 million toward the repurchase of Palomar shares. We believe this repurchase program is prudent in that it demonstrates confidence in your Company's future and serves t support the price of Palomar stock without siphoning off funds which are critical to your Company's operations and the development of new products. WE ARE CONCERNED THAT THE MONTEREY GROUP WOULD SUDDENLY COMMIT MOST OF YOUR COMPANY'S CASH TO AN ILL-ADVISED AND RECKLESS
         REPURCHASE PROGRAM, LEAVING THE COMPANY WITHOUT FUNDS NECESSARY FOR CONTINUED GROWTH AND LONG TERM PROFITABILITY. Furthermore, although members of the Monterey group say they do not currently expect to participate in a stock repurchase program, they "RESERVE THE RIGHT TO CHANGE THEIR INTENTION." HOW MANY SHARES DO YOU THINK YOU COULD SELL IN THE REPURCHASE PROGRAM IF THE MONTEREY GROUP FLOODED THE MARKET WITH MORE THAN 12% OF THE COMPANY'S OUTSTANDING SHARES? WHAT WOULD PALOMAR'S FUTURE PROSPECTS BE LIKE IN THE AFTERMATH?

   - IMPROVE COMMUNICATIONS WITH THE MARKET. The Monterey group complains that your Company has not been successful in conveying the significance of the Company's technology and the prospects for growth. Please review the following excerpts from a January 25, 1999 research report on Palomar WRITTEN BY A MEMBER OF THE MONTEREY GROUP:

"THE COMPANY RECENTLY SCORED A MAJOR COUP IN ITS AGREEMENT . . .TO SELL ITS STAR MEDICAL TECHNOLOGIES SUBSIDIARY TO COHERENT, INC."

"THE COMPANY IS NOW STREAMLINED AND READY TO FULLY EXPLOIT THE MANY MARKETS WHICH ARE AVAILABLE"

"THE COMPANY'S BOARD OF DIRECTORS IS EXTREMELY IMPRESSIVE."

"WITH THE NEW FINANCIAL PLATFORM CREATED BY THE SALE OF STAR AND THE RESEARCH AND DEVELOPMENT CAPABILITIES OF THE COMPANY, IT IS A GOOD BET THAT PALOMAR WILL BE AT THE FOREFRONT OF THESE CUTTING EDGE TECHNOLOGIES."

The report is also highly complimentary of your Board, describing the sale of Star as an "UNBELIEVABLE FEAT" for Mr. Valente, stating that Mr. Valente was a "DRIVING FORCE BEHIND THE RESTRUCTURING" and praising Mr. Pappalardo's "BUSINESS ACUMEN."

         It is clear to us that, other than the potentially disastrous share repurchase program, the Monterey group's "plan" is nothing more than election rhetoric designed to get your vote while concealing the Monterey group's own shortcomings and self-serving agenda. We believe your own interests will be served best by decisively rejecting the Monterey candidates and their ill-conceived plan for Palomar.

                      YOUR BOARD HAS EARNED YOUR SUPPORT

         When we joined the Board of Palomar two years ago, we inherited a company with staggering losses and inadequate focus on the future. Our goal was to restore order, streamline Palomar's business by focusing on its strengths and return lost value to our patient stockholders. No one understands better than we do how difficult a time it has been for our investors. As tough as the picture seemed, however, we recognized exceptional value in Palomar's technology and set out to exploit this valuable o asset for the benefit of our stockholders. Here are our accomplishments to date on your behalf:

     o    We  completed  a  vigorous  restructuring  program,  selling  off  all
          non-performing   and   non-core   businesses,   thereby   creating   a
          tightly-focused   cosmetic  laser  company.

     o We sold our Star subsidiary for $65 million in cash - the most profitable cash transaction in the history of the industry - and retained a 7.5% royalty interest.

     o We received FDA clearances for, and brought to market, three new laser products: the EpiLaser, the Palomar E2000 and the LightSheer diode system.

     o We restored profitability to Palomar by generating earnings in the last three consecutive quarters.

         Although we believe our accomplishments are significant, much is yet to be done. We intend to use some of the proceeds from the Star sale to bolster our research and development in order to bring new products to market in the cosmetic laser industry. This is what resulted in the first profits Palomar has ever recorded, and it is the key to the Company's long-term success.

         We need your support to continue our efforts on your behalf. We strongly believe that your own best interests will be served, not through the short-sighted and reckless program of an untried opposition group, but by pursuing the sound business practices which have made your Company profitable and created excellent prospects for Palomar's future. PLEASE SUPPORT YOUR BOARD BY SIGNING, DATING AND MAILING THE ENCLOSED WHITE PROXY TODAY.

         Thank you.



                                            ON BEHALF OF THE BOARD OF  DIRECTORS

                                            Sincerely,

                                            /s/ Louis P. Valente
                                            ------------------------------------
                                            LOUIS P. VALENTE
                                            Chairman  and
                                            Chief Executive  Officer


                             ------ IMPORTANT ------

            Please be sure your latest dated proxy is a WHITE proxy
             voting FOR the management nominees. A later dated blue
           proxy, even if marked "Withhold Authority" to vote for the
            Monterey candidates, will only serve to revoke your vote
                                for management.

      If you have any questions or need assistance in voting your shares, please call Palomar at (781) 676-7300 or D.F. King & Co., Inc., which is assisting us in this matter, toll-free at: 800-628-8538.